Exhibit 99.1

NEWS RELEASE

SHOE PAVILION ANNOUNCES AN 8.6% INCREASE IN COMPARABLE
STORE NET SALES AND A 38.7% INCREASE IN TOTAL NET SALES FOR
FOURTH QUARTER 2006

Sherman Oaks, California, January 8, 2007 - Shoe Pavilion, Inc. (Nasdaq: SHOE) today announced net sales for the fourth quarter ended December 30, 2006 increased 38.7%, or $11.4 million, to $40.9 million from $29.5 million for the fourth quarter ended December 31, 2005. Comparable store net sales for the fourth quarter increased 8.6% from the same period in fiscal 2005. Sales from our new stores and relocated stores contributed $10.9 in the fourth quarter ended December 30, 2006.

Net sales for the fiscal year ended December 30, 2006 increased 28.1%, or $28.8 million, to $131.3 million compared to net sales of $102.5 million in the fiscal year ended December 31, 2005. Comparable store net sales for the fiscal year ended December 30, 2006 increased 3.9% from the same period in fiscal 2005. Sales from our new stores and relocated stores contributed $32.9 in the fiscal year ended December 30, 2006.

During the quarter, we opened nine new stores and closed one store for which the lease had expired, bringing the total number of stores that we operate to 108 as of December 30, 2006.

Dmitry Beinus, Chairman and CEO of the Company stated "We are extremely pleased with the 38.7% increase in total net sales and the 8.6% increase in comparable store net sales for the fourth quarter and believe that our strong fourth quarter performance was the result of matching product selection with consumer demand. It is also noteworthy that this increase was achieved on top of an 18.9% increase in total net sales and a 5.5% increase in comparable store net sales in the fourth quarter of 2005."

About Shoe Pavilion

Shoe Pavilion is an independent off-price footwear retailer with locations in seven Western and Southwestern states. We offer a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. Today, we operate 108 stores located in California, Washington, Oregon, Nevada, Arizona, Texas and New Mexico. More information on Shoe Pavilion can be found by visiting our web site at www.shoepavilion.com.

CONTACT: Shoe Pavilion, Inc.
               Bruce Ross, Chief Financial Officer, 818-907-9975

SOURCE: Shoe Pavilion, Inc.